Merrill Lynch Fundamental Growth Fund, Inc.

File No. 811-6669

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending February 29, 2004, Merrill Lynch Fundamental Growth Fund, Inc. (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of Mercury Growth Opportunity Fund (“Growth Opportunity”), a series of The Asset Program, Inc. (“Asset Program”), File No. 811-7177.

At a meeting of the Boards of Directors of Growth Opportunity and the Registrant held on August 14, 2003, the Boards approved an Agreement and Plan of Reorganization (the “Reorganization”). The Reorganization will comprise (1) the acquisition by the Registrant of substantially all of the assets, and the assumption by the Registrant of substantially all of the liabilities, of Growth Opportunity (together with the Registrant, the “Funds”), a series of Asset Program, in exchange solely for an equal aggregate value of newly issued shares of common stock, with a par value of $.10 per share, of the Registrant and (2) the subsequent distribution of corresponding shares of the Registrant to Growth Opportunity stockholders in exchange for their shares of common stock, with a par value of $.10 per share, of Growth Opportunity.

On October 3, 2003, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-109472 and 811-6669) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Growth Opportunity.  A delaying amendment was filed on October 10, 2003 and an amendment to the N-14 Registration Statement was filed on November 3, 2003.  The N-14 Registration Statement as amended was declared effective by the Commission on November 3, 2003.  Post-Effective Amendment No. 1 to the N-14 Registration Statement was filed on February 18, 2004.

On December 9, 2003, the shareholders of the Registrant and Growth Opportunity approved the Reorganization at a special meeting of shareholders held for that purpose.  On January 20, 2004 (the “Reorganization Date”), pursuant to the Agreement, Growth Opportunity transferred assets valued at $105,575,580.02 to the Registrant and received in exchange 6,711,156.690 newly-issued Class I, Class B, Class C, and Class A shares of the Registrant comprised of 147,271.812 Class I shares, 3,740,909.562 Class B shares, 2,519,072.375 Class C shares and 303,902.941 Class A shares.  Such shares were then distributed to the shareholders of Growth Opportunity on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

An Application for Deregistration on Form N-8F will be filed by Growth Opportunity with the Securities and Exchange Commission.